Exhibit 99.1

UCN Completes Independent Investigation

SALT LAKE CITY, Utah – March 14, 2008 - UCN, Inc., (NASDAQ: UCNN), the leading provider of on-demand applications for intelligent routing and agent improvement, announced today that the previously disclosed independent investigation is now complete. As a result, the Executive Vice President involved in the sales that were the subject of the investigation is no longer employed by UCN.

Additionally, UCN has determined that a total of six accounts and their related revenue and results of operations will be reallocated from the inContact business segment to UCN’s Telecom business segment for the reported periods ending December 31, 2006, and for the nine months ended September 30, 2007. The effects of the restatement are limited to the footnote disclosure of segment results and do not affect UCN’s consolidated statements of operations, balance sheet, cash flows or stockholders’ equity for the identified periods. For a comprehensive discussion of adjustments to previously reported segment results, please see the Form 8-K filed by UCN today with the Securities and Exchange Commission (SEC).

“This event is over and, from a financial perspective, only impacted the allocation of telecom revenue between the inContact business segment and the Telecom business segment,” stated UCN CEO Paul Jarman. “It had minimal impact on our inContact software as a service revenue and does not change our enthusiasm for the growth opportunities in our inContact software and services business. Having this event behind us, we are now devoting our full attention to increasing inContact services revenues.”

About UCN, Inc.

UCN (NASDAQ: UCNN) is the leading provider of software as a service (SaaS) applications for multi-site contact centers and distributed workforces. UCN’s inContact® platform intelligently routes multi-media contacts to agents anywhere while improving management visibility, agent productivity and agent retention. UCN’s patented software includes an enterprise-grade ACD with skills-based routing, IVR, speech recognition and CTI. Agent performance optimization features include customer experience surveys and agent scoring analysis, call monitoring, call recording, workforce scheduling and forecasting, hiring tools to reduce attrition, and targeted training delivered to the agent desktop. InContact’s all-in-one, on-demand platform delivers rapid application development tools for IT control, no capex, Fortune 500-compliant security, and a 24/7/365 managed network with carrier-grade redundancy. To learn more about UCN, visit www.ucn.net.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company’s behalf. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the Company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements. (For the complete statement, please click to: www.ucn.net/safeharbor.)

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UCN Contact: Jim Elliot SVP Marketing 801-715-5255 jim.elliot@ucn.net	Investor Contact: Liolios Group Inc Scott Liolios or Ron Both 949-574-3860 info@liolios.com